Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned agree that this filing relating to the Common Stock of Yuma Energy, Inc., a Delaware corporation, shall be filed on behalf of the undersigned.

DAVIS PETROLEUM INVESTMENT, LLC By: Evercore Partners II L.L.C., its managing member

By:	/s/ Robert Walsh
Name: Robert Walsh
Title: Authorized Person

EVERCORE PARTNERS II LLC

By:	/s/ Robert Walsh
Name: Robert Walsh
Title: Authorized Person